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                     July 22, 2021

       Anthony Georgiadis
       Chief Financial Officer
       Green Thumb Industries Inc.
       325 W. Huron Street, Suite 700
       Chicago, IL 60654

                                                        Re: Green Thumb
Industries Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            File No. 000-56132
                                                            Filed March 18,
2021

       Dear Mr. Georgiadis:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences